UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) July 2, 2012

SUNLINK HEALTH SYSTEMS, INC.

(Exact Name Of Registrant As Specified In Charter)

Ohio	1-12607	31-0621189
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Circle 75 Parkway, Suite 1120, Atlanta, Georgia		30339
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (770) 933-7000

(Former Name Or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A-2). below:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 2, 2012, SunLink Health Systems, Inc. (“SunLink” or the “Company”) and its HealthMont of Georgia, Inc. subsidiary completed its previously announced sale of substantially of all the assets of the Company’s owned Memorial Hospital of Adel and Memorial Convalescent Center (“Memorial”) to Hospital Authority of Tift County, Georgia (“Buyer”) for approximately $8.35 million.

As previously disclosed in a Current Report on Form 8-K filed by the Company with the SEC on March 13, 2012, SunLink and its HealthMont of Georgia, Inc. subsidiary entered into an Asset Purchase Agreement by and among HealthMont of Georgia, Inc., SunLink and the Buyer on March 8, 2012, effective as of March 1, 2012, to sell substantially all of the assets of the Company’s owned Memorial Hospital of Adel and Memorial Convalescent Center (“Memorial”) to the Buyer for approximately $8.35 million. Excluded Assets include Accounts Receivable as of the Cutoff Date and all Medicare and Medicaid incentive payments (“EHR Funds”) for meaningful use of electronic health record technology and all receivables, claims and settlements made pursuant to the Indigent Care Trust Fund of the State of Georgia (“ICTF”) paid with respect to the State of Georgia’s fiscal year ending June 30, 2012. Retained Liabilities generally consist of liabilities incurred prior to the closing date of the transaction.

The sale of assets of Memorial for approximately $8.35 million, less estimated sale expenses, resulted in net proceeds of approximately $7.5 million to the Company which were used to pay down senior debt under the Company’s Credit Agreement.

Item 9.01 Financial Statements and Exhibits.

d. Exhibits. The following exhibits are filed with this report:

Exhibit 99.1 – SunLink Health Systems, Inc. Press Release dated July 2, 2012.

Exhibit 99.2 – Asset Purchase Agreement By and Among HealthMont of Georgia, Inc., SunLink Health Systems, Inc. and Hospital Authority of Tift County, Georgia as of March 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SUNLINK HEALTH SYSTEMS, INC.

By:	/s/ Mark J. Stockslager

Name:	Mark J. Stockslager
Title:	Chief Financial Officer

Dated: July 5, 2012

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
99.1	SunLink Health Systems, Inc. Press Release dated July 2, 2012.

99.2	Asset Purchase Agreement By and Among HealthMont of Georgia, Inc., SunLink Health Systems, Inc. and Hospital Authority of Tift County, Georgia as of March 1, 2012.

3